Exhibit 4.15

Schedule

Setting Forth Information on

Nine Additional and Substantially Identical Mortgages

(Except as set forth below, documents are substantially identical to the document included as Exhibit 4.14 of this filing, except for immaterial variations)

Location	Title of Document	Principal Sum of Note
Kalamazoo, Michigan	Mortgage	$3,938,000.00
Boston/Danvers, Massachusetts	Mortgage and Security Agreement	$4,620,000.00
Memphis, Tennessee	Deed of Trust, Security Agreement and Fixture Filing	$2,535,000.00
Birmingham, Alabama	Mortgage and Security Agreement	$5,573,000.00
Placentia, California	Deed of Trust, Security Agreement and Fixture Filing	$7,650,000.00
Santa Fe, New Mexico	Mortgage. Security Agreement and Fixture Filing	$8,050,000.00
Las Vegas, Nevada	Deed of Trust, Security Agreement and Fixture Filing	$20,625,000.00
Shreveport/Bossier City, Louisiana	Mortgage, Assignment of Leases and Security Agreement	$4,050,000.00
Jackson, Mississippi	Deed of Trust, Security Agreement and Fixture Filing	$3,360,000.00